Exhibit 10.B

THE FINOVA GROUP

SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

(Amended and Restated Effective as of May 1, 2005)

ESTABLISHMENT OF PLAN

The FINOVA Group Inc. (“FINOVA”) and its US subsidiaries electing to participate in the Plan (collectively with FINOVA the “Company”) have adopted this Severance Pay Plan (the “Plan”) to provide severance pay to terminated employees under certain limited circumstances. Other FINOVA subsidiaries may have different policies as approved by FINOVA. The Plan was originally adopted by FINOVA and certain of its subsidiaries effective as of January 1, 1988. The Plan is intended to be an employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a severance pay plan within the meaning of Section 2510.3-2 of the regulations of the United States Department of Labor (the “DOL Regulations”).

The Plan was amended and restated effective as of November 1, 2003 to reflect the creation of the Severance Trust Agreement (the “Trust”) between FINOVA and Atlantic Trust Company, N.A. (the “Trustee”) to provide for the payment of benefits pursuant to the terms of the Plan and the Trust and to make other changes within FINOVA’s discretion. The Plan is further amended as of May 1, 2005 to reflect changes to the Plan regarding severance coverage for short-term disability and continued health insurance plan premium payments, eligibility for severance payments, and to make other changes. FINOVA retains the right to amend or terminate the Plan from time to time at its sole discretion, subject to the terms of this Plan document. FINOVA retains the right to amend or terminate the Trust, subject to the terms of the Trust and the requirements of the ERISA, which preclude the return of any assets of the Trust to FINOVA prior to the satisfaction of all benefit obligations under the terms of the Plan.

The Plan is not intended to modify or restrict the Company’s right to make termination decisions and in no way modifies the employment-at-will relationship between any employee and the Company. The Company retains the discretion to determine which employee or employees are to be discharged based on any criteria or factors selected by the Company.

SCOPE AND FORMAT

The Plan, as amended and restated, replaces all other separation or severance pay practices or plans previously maintained by the Company, except for written severance arrangements offered to individuals. The terms of this Plan may be modified for discrete groups of one or more employees in a writing executed by the Chief Executive Officer (CEO), the Chief Operating Officer (COO), Senior Vice President of Human Resources (SVP-HR) or by any individual or groups of individuals authorized to amend the Plan under the Amendment Section below. Except to the extent specified in any such writing, in the event of any conflict between that writing and the Plan, or in the event of any omission from that writing, the terms most beneficial to the Eligible Employee shall control. This Plan document shall also function as the Summary Plan Description within the meaning of the DOL Regulations.

ELIGIBILITY FOR BENEFITS; BENEFITS

1.	The Severance Pay Plan is designed to provide transitional income to Eligible Employees to assist their efforts to seek other employment. An “Eligible Employee” is any employee of the Company who is determined, within the discretion of the Plan Administrator, to have met the criterion in paragraph 3 of this Section.

2.

The Plan Administrator and named fiduciary for the Plan, within the meaning of ERISA, is the Administrative Committee for the Plan (the “Committee”). The Committee has delegated responsibility for the day-to-day operations not specifically reserved to the Committee under the terms of the Plan or Trust to the SVP-HR, and in the absence of an SVP-HR, to the COO, and in the absence of a COO, to the CEO. The signature of any two members of the Committee is required to provide any direction to the Trustee or to take any action required of the Plan Administrator under the terms of the Trust. The Committee will hear the appeal by an Eligible Employee or Beneficiary from a benefit determination made by the SVP-HR, COO or CEO, as the case may be. Except as required by law, all severance packages will remain confidential between the employee, the SVP-HR, Committee, and others at the Company (including its outside advisors) who have a need to know.

3.	A. Any employee of the Company will be considered eligible for severance pay if he or she is an employee in ‘good standing’ and is permanently terminated by the Company because of the following:

•	the business they work in is being sold or discontinued, regardless of whether the employee is hired by a successor, or

•	a reduction in force, or

•	an impending Change of Control, as defined in Appendix 1, or

•	within 12 months after a Change of Control, or

•	unsatisfactory performance or insufficient aptitude not due to misconduct, disloyalty, insubordination, malfeasance, failure to perform assigned duties, failure to comply with Company directives or policies, violation of the Code of Conduct or other prohibited actions, as determined by the Committee, or

•	the employee dies or the employee’s employment is terminated after the employee becomes eligible for short or long term disability.

B. Employees in ‘good standing’ will be able to voluntarily terminate their employment and will be eligible for severance pay if either of the following events occurs:

•	the Company or a successor terminates the Group Medical Plan (not including vision or dental) and does not provide the employees with a medical plan with generally comparable benefits, in the Company or successor’s reasonable discretion.

•	the administration of the Company is assumed by a trustee, receiver, assignee for the benefit of creditors or similar entity.

•	Employee-initiated (as compared to employer-initiated) voluntary resignation, but only if the Company has notified the employee of the employee’s severance date and the employee resigns within 30 days of that termination date and has completed the employee’s transition duties to the reasonable satisfaction of the Company.

4.	Employees are not eligible to receive severance pay under circumstances other than those that are mentioned in paragraph 3. The circumstances under which an employee is not eligible to receive severance pay, include, but not limited to the following circumstances:

•	Employee-initiated (as compared to employer-initiated) voluntary resignation or retirement, except where the Company has notified the employee of the employee’s severance date and the employee resigns within 30 days of that termination date and has completed the employee’s transition duties to the reasonable satisfaction of the Company.

•	Failure to report to work in violation of Company policy.

•	Discharged for misconduct, disloyalty, insubordination, malfeasance, failure to perform assigned duties, failure to comply with Company directives or policies, violation of the Code of Conduct or other prohibited actions.

5.	Except to the extent that the Company has awarded in writing severance pay in excess of the following amounts to an employee, the amount of severance pay to Eligible Employees is as follows

(severance pay is calculated on base salary only and excludes incentives, overtime, bonuses, commissions, perquisites, or any other forms of compensation including payments made under the Plan, except as otherwise required by law):

A)	REDUCTION IN FORCE (includes elimination of job or position, the business an employee works in being sold or discontinued, impending Change of Control or, termination (other than for cause) within 12 months after a Change of Control)

•	Less than six months service, two (2) weeks severance pay and provided the employee is enrolled in the medical insurance program at the severance date and completes and returns the appropriate COBRA election forms, the Company will pay one month of COBRA premiums (medical only).

•	More than six months service:

•	Grade A-E:

Two (2) weeks of pay for each year of service with a minimum of 8 weeks of pay and a maximum of 52 weeks of pay.

•	Grade F-I:

Three (3) weeks of pay for each year of service with a minimum of 16 weeks of pay and a maximum of 52 weeks of pay.

•	Grade J:

Four (4) weeks of pay for each year of service with a minimum of 26 weeks of pay and a maximum of 78 weeks of pay.

Severance pay will be pro-rated for partial years of service. The Company will pay that amount in a lump-sum payment. Outplacement services will be provided.

Provided the employee is enrolled in the medical insurance program at the severance date and completes and returns the appropriate COBRA election forms, the Company, or at the Company’s election or failure to do so, the Trust, will pay one month of COBRA premiums (medical only) for every four weeks of severance pay.

B)	RELATED TO UNSATISFACTORY PERFORMANCE (includes demonstrated insufficient aptitude) - The amount of severance granted is determined as set forth below.

•	Two (2) weeks of severance pay at a maximum, regardless of years of service. Outplacement may be provided at the Company’s sole discretion.

NOTES:

(i)	Severance pay is in addition to accrued salary and vacation benefits due the employee through the date of separation, which will be paid on or about that date or as otherwise required by law.

(ii)	Nothing in this Plan assures that the Company will maintain a medical insurance program throughout the COBRA eligibility period. FINOVA, or its successor, if any, will use commercially reasonable efforts to obtain continued COBRA or medical insurance coverage for the COBRA participants, but each of them may not be successful in those efforts. If COBRA or medical insurance coverage cannot be obtained, the Trustee will pay from the Trust to the Eligible Employee the amount of the remaining COBRA or medical insurance payments for which the Company would have funded on the participant’s behalf. If the Company or Trust have prepaid those amounts to the insurance carrier, that will be deemed to have satisfied the foregoing obligations, and any refunds of unused premiums shall belong to the Eligible Employee.

(iii)	If an employee is on short-term disability when the employee is terminated, the employee shall be paid any remaining amounts to be paid under the Company’s short-term disability plan (the “STD Plan”) in addition to other severance pay for which the employee is entitled under this Plan. Payments for short-term disability are subject to the terms of the STD Plan, a copy of which is attached as Appendix 2 in its current form.

6.	Company provided outplacement assistance shall be available to employees except those terminated for reasons making them ineligible for severance pay, and shall be available to those terminated for unsatisfactory performance in the Company’s discretion. The outplacement will be provided by the service or services selected by the Company for help in making a smooth transition to a new company or career. The type of outplacement assistance (if any) provided will be determined by the SVP-HR, COO or CEO.

7.	To the extent offered, severance pay, outplacement assistance and other severance benefits, other than those required by law to be provided upon termination of employment, if any, will be provided only in exchange for a general release and confidentiality agreement from the employee in form and substance satisfactory to the Company. The release will contain a release of all claims by the employee, confidentiality provisions and other terms deemed necessary or appropriate by the Company. Severance pay, outplacement assistance and other non-legally mandated benefits will not be paid to employees who do not execute the releases within the time frame set forth in the severance agreement and release.

8.	Vacation eligibility does not accrue during the severance pay continuation period. Any unused vacation days will be paid in a lump sum on or about the time active employment is terminated.

9.	Severance pay will be paid as set forth in the Company’s standard form of severance agreement. Outplacement assistance and other non-legally mandated benefits under this Plan will cease if the employee secures employment prior to the termination of the severance pay period. COBRA rights, discussed below, will be terminated in accordance with law.

10.	The employee, his or her spouse or eligible dependents may elect to continue medical coverage under the terms and conditions of the applicable plans and federal law (“COBRA”), provided that COBRA coverage is available with respect to that employee. Once the period during which the Company pays premiums for any properly elected COBRA coverage, if any, ceases, the employee or qualified beneficiary (within the meaning of COBRA) must pay any remaining COBRA premiums in a timely manner to receive continued coverage.

11.	An employee receiving severance pay shall not be entitled to any type of incentive plan compensation or other perquisites payable after commencement of severance pay, unless the terms of the applicable incentive compensation plan specifically provide for post-termination payments. Severance pay shall not be benefit-bearing compensation for purposes of any of the Company’s qualified plans under ERISA including retirement, pension, savings or other similar plans, or under any other non-qualified plans.

12.

An employee may designate on a form prescribed by the Committee a Beneficiary for any severance pay which may become payable after the employee’s death. The designation will be effective only when filed with the Committee during the employee’s life and shall revoke all prior designations by the same individual. By designating a Beneficiary or Beneficiaries as hereunder provided, an employee grants the Committee the discretion, in good faith, to make benefit payment(s) to any Beneficiary or Beneficiaries named by the employee despite any dispute by any person or persons claiming those benefits, and the employee, on behalf of the employee’s estate, agrees to hold the Plan, the Company, the Trustee and the Committee harmless from any claims arising out of any good faith payment(s) of benefits to a Beneficiary. If the benefits are not paid to the Beneficiary in the Committee’s discretion, each employee by designating a Beneficiary or Beneficiaries, authorizes the Committee in its alternative discretion to direct the Trustee to retain any benefits otherwise payable by the Trust or to direct the Trustee to pay-over those benefits to a court or other tribunal of competent jurisdiction pending the final and binding disposition of any dispute as to the proper Beneficiary or Beneficiaries by agreement of the parties or by a judgment of the court or other tribunal of competent jurisdiction, as the case may be. Except as otherwise provided to the contrary by the express terms of any Beneficiary designation on file with the Plan or of a court order, a decree of divorce or legal separation shall serve to revoke any Beneficiary designation executed by a Participant in favor of a former spouse prior to the date of the decree. If no Beneficiary is designated, or in the event no Beneficiary or contingent Beneficiary is surviving at the time of the employee’s death, an employee’s Beneficiary shall be deemed to be his or her spouse, if living, or if there is no spouse living, the employee’s estate. If an employee completes a form designating more than one Beneficiary, his or her severance pay will be divided equally amongst the Beneficiaries who survive the employee, unless the employee specifies otherwise in writing. If a Beneficiary dies before receiving a distribution of his or her entire interest in a deceased employee’s severance pay and no provision for the disposition of the Beneficiary’s interest is made in the employee’s beneficiary designation or by the deceased beneficiary, the deceased Beneficiary’s remaining interest shall be paid to the deceased Beneficiary’s estate.

13.	The Committee shall have absolute discretion and authority to administer the Plan, and the terms of any modifications to the Plan for discrete groups of employees, according to their terms, to construe those terms and to determine all questions of interpretation or policy thereunder, including, but not limited to, questions regarding employees’ eligibility for, and entitlement of employees to, any benefits. The Committee’s construction or determination in good faith shall be final and conclusive. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Company’s severance pay policies; provided, however, that any interpretation or construction shall be done in a nondiscriminatory manner. The Committee shall have all powers necessary or appropriate to accomplish the Committee’s duties.

14.	The Company will provide an Eligible Employee with the appropriate documentation to process a payment of severance pay, including, as applicable, the severance agreement, any withdrawal forms or other documents to be provided to the Trustee.

ADMINISTRATIVE COMMITTEE

The Administrative Committee (the “Committee”), consisting of at least three members, is appointed by FINOVA’s Board of Directors or its Chairman of the Board (the “Chairman”). The Committee is charged with the authority to administer the Plan including the authority to determine eligibility for and the type, amount and method of distribution of benefits under the Plan. The Plan does not receive administrative services either by contract with a third party administrator or an insurer.

Any member of the Committee may resign at any time by delivering to the Chairman a written notice of resignation, to take effect at a date specified therein. Any member of the Committee may be removed with or without cause by the Chairman by delivery of written notice of removal, to take effect at a date specified therein. The Chairman, upon receipt of or giving notice of the resignation or removal of the member of the Committee, shall promptly designate a successor administrator who must signify acceptance of this position in writing. In the event no successor is appointed, the remaining member(s) or, if none, the head of the Human Resources Department for FINOVA, or if none, the Chief Executive Officer will function as the Committee until vacancies have been filled.

The Committee may engage agents to assist in carrying out the Committee’s functions. The signature of one member of the Committee, signing in that capacity, may be accepted by any interested party as conclusive evidence that the Committee has duly authorized the action therein set forth. No person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obligated to ascertain the validity of such action under the terms of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.

CLAIMS PROCEDURE

Any person who believes he/she is entitled to receive benefits under the Plan may file a claim for benefits. The claim must be in writing and submitted to FINOVA c/o its HR Department, 4800 N. Scottsdale Road, Scottsdale, AZ 85251, or to its then-current executive offices. The claim must also set forth the specific reasons the claimant believes he/she is entitled to receive benefits. The Plan Administrator will, within 90 days of a claim, either allow or deny the claim in writing.

If all or part of the claim for benefits is denied, the claimant will receive written notice from the SVP-HR, COO or CEO, their designee or counsel for the Company explaining the reason for the denial. The notice will identify the Plan provision upon which the denial is based and describe any additional information or material which may be needed to complete the claim, and explain the Plan’s claim review procedure.

In the event of a denial by the SVP-HR, COO or CEO, the claimant has the right to file an appeal with the Committee. To file an appeal, he/she must submit a written request for a claim review to the following:

Administrative Committee

The FINOVA Group
4800 N. Scottsdale Road
Scottsdale, AZ 85251

The claimant must submit the appeal in writing within 60 days from the date that he/she receives the denial from the SVP-HR, COO or CEO, as the case may be. The claimant must also specify the reasons upon which he/she bases the appeal and provide any supporting evidence or documents, and submit the issues and comments in writing.

The Committee will notify the claimant in writing of its decision on review within 60 days after the date the request for review is received. The decision will include specific reasons for the decision and make reference to the pertinent Plan provisions.

The 90-day and 60-day time periods described above may be extended at the discretion of the SVP-HR, COO, CEO or the Committee, as the case may be, for their respective second 90-day or 60-day periods, provided written notice of the extension is furnished the claimant prior to the expiration of the initial periods. In such a case the claimant will be notified of the special circumstances requiring the extension of time and the date by which a final decision is expected. Participants and beneficiaries shall not be entitled to challenge the SVP-HR, COO, CEO’s or Committee’s determinations in any judicial or administrative proceedings without first complying with the claims procedure contained in the Plan. The Committee’s decisions made pursuant to the claims procedure shall be final and binding on employees, beneficiaries and others.

RIGHTS UNDER ERISA

Participants in this Plan are entitled to certain rights and protections under ERISA, as may be applicable. In general, ERISA provides that all Plan participants shall be entitled to:

1.	Examine without charge at the Plan Administrator’s office and other specified locations all Plan and Trust documents, including copies of all documents filed by the Plan with the U.S. Department of Labor.

2.	Obtain copies of all Plan and Trust documents and certain other Plan information upon written request to the Plan Administrator, who may require a reasonable charge for the copies.

3.	Receive a summary of the Plan’s annual financial reports, if any are required.

In addition to creating rights for Plan participants, ERISA imposes duties upon persons who are responsible for the operation of the Plan. These persons are called “fiduciaries” of the Plan and have a duty to act prudently and in the interest of Plan participant and beneficiaries. No one may terminate the participant’s employment or otherwise discriminate against a participant or beneficiary to prevent him/her from obtaining a benefit or exercising his/her rights under ERISA. If a claim for a benefit is denied or ignored, in whole or in part, the participant or beneficiary has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time frames.

Under ERISA, there are steps a participant or beneficiary may take to enforce the above rights. For instance, if the individual requests a copy of the plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days from the date of the receipt of the request, he/she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the individual up to $110 day until he/she receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If the individual has a claim for benefits that is denied or ignored, in whole or in part, he/she may file suit in state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if the participant or beneficiary is discriminated against for asserting his/her rights, he/she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant or beneficiary is successful, the court may order the defendant to pay these costs and fees. If the participant or beneficiary loses, the court may order him/her to pay these costs and fees; for example, if it finds the claim is frivolous.

If an employee, participant or beneficiary has questions about the Plan, he/she should contact the SVP-HR, COO or CEO. If an employee, participant or beneficiary has questions about this general statement or about his/her rights under ERISA, or if he/she needs assistance in obtaining documents from the Plan Administrator, he/she should contact the nearest office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory or the Office of Participant Assistance, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

PLAN NAME AND I.D. NUMBER

The name of the Plan is The FINOVA Group Inc. Severance Pay Plan. The Plan identification number is 501. The Plan is a severance pay plan within the meaning of Section 2510.3-2(b) of the DOL regulations.

PLAN ADMINISTRATOR

The Senior Vice President-Human Resources (“SVP-HR”) of The FINOVA Group Inc. is currently Peggy Taylor. Any persons may contact the SVP-HR, in care of the Human Resources Department, The FINOVA Group Inc., 4800 N. Scottsdale Road, Scottsdale, AZ 85251. The named fiduciary and Plan Administrator for the Plan shall be the Administrative Committee. The names and addresses of the members of the Administrative Committee are Peggy Taylor, Chairman, Glenn E. Gray, Richard Lieberman, and Richard A. Ross, members, whose addresses are the same as for the SVP-HR. The telephone number of the Committee is 480-636-6661.

Commencing July 1, 2005, the functions delegated under this plan to the SVP-HR will be handled by Philip A. Donnelly, Senior Vice President, General Counsel and Secretary, until further notice. He may be contacted at the same address noted for Ms. Taylor in the preceding paragraph. As of July 1, 2005, the members of the Administrative Committee will be Richard A. Ross, Chairman, Philip A. Donnelly, Thomas E. Mara and Jeffrey D. Weiss, members, whose address are the same as for Ms. Taylor.

FUNDING FOR THE PLAN

The Plan is a funded welfare benefit plan and the Plan benefits are paid solely from the Trust, except to the extent that the Company elects to pay any severance pay directly to an Eligible Employee or Beneficiary. The Trustee is:

Atlantic Trust Company, N.A.
50 Rockefeller Plaza
New York, NY 10020
Attn: Mr. Jonathan Kadish

No assets of the Trust may revert to the Company until all benefit obligations under the Plan have been satisfied. Eligible employees shall have the opportunity to review and object to any request by the Company to the Trustee for a reversion of assets from the Trust to the Company.

EMPLOYER I.D. NUMBER AND ADDRESS

The employer’s identification number EIN is 86-0695381. FINOVA is located at 4800 N. Scottsdale Road, Scottsdale, AZ 85250. Its participating subsidiary is: FINOVA Capital Corporation.

PLAN YEAR

The financial records for the Plan are maintained on a calendar year basis.

SERVING LEGAL PROCESS

The C.T. Corporation System, located at 3225 North Central Avenue, Phoenix, Arizona 85012, is designated as agent for the FINOVA Group Inc. for the service of legal process. All papers concerning a lawsuit should be directed to this office. Legal Process may also be served on the SVP-HR, COO or CEO on behalf of the Administrative Committee at FINOVA’s Human Resources Department. Service of legal process may be made on the Trustee at the address noted in “Funding of the Plan” above.

NON-GUARANTEE OF EMPLOYMENT

Participation in the Plan is not and should not be considered a contract of employment.

AMENDMENT AND TERMINATION

FINOVA reserves the right to suspend, withdraw, amend, modify or terminate the Plan, in whole or in part, at any time for any reason. In such a case the employee may be entitled to receive different benefits under different conditions. Notwithstanding the above, an Eligible Employee shall be entitled to receive severance pay on terms and conditions no less favorable to the respective employee than the terms and condition that were in effect under the Plan when the amendment, modification or termination became effective with respect to that employee.

Subject to the foregoing, FINOVA may amend the Plan at any time and from time to time in writing, by action of the Board of Directors, its Executive or Human Resources Committees, the Chairman, the President, or the CEO, or any one or more of them. The Board of Directors, any such Committee, or the Chairman may delegate authority to amend the Plan in writing to FINOVA’s COO and/or the SVP-HR. Amendments may be made in writing and notice of such modifications shall be given to employees as required by law. Amendments may also be contained in separate severance agreements, executed pursuant to the authority granted above. The Plan may be amended with respect to a single employee and different benefits may be in effect for different employees simultaneously, in the Company’s sole discretion.

[Signatures appear on next page]

Dated this 22 day of July, 2005 to be effective as of May 1, 2005.

The FINOVA Group Inc.

By	/s/ Thomas E. Mara
Thomas E. Mara
Chief Executive Officer

Appendix 1

DEFINITION OF CHANGE OF CONTROL:

For purposes of this Plan, a “Change of Control” shall mean any of the following events:

(a)	The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisition shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 4; or

(b)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation or the assignment for the benefit of creditors of all or substantially all of the Corporation’s assets, or the appointment of a receiver, trustee or similar entity to operate the company or to liquidate its assets; or

(e)	consummation of a recapitalization of the Corporation or sale of equity securities which, in either event, results in the issuance to one Person of equity securities (whether common stock, preferred stock, or securities convertible into common stock or preferred stock) of the Corporation equal to or greater than 20% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities. For purposes of this clause (e), that 20% level will have been reached if:

(i)	the price paid for the equity securities issued (or if none, their fair market value) equals or exceeds 20% of the fair market value of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities, whichever is less,

(ii)	the number of shares of equity securities issued (or the number to be issued after conversion into common or preferred stock, if permitted by the terms of those securities) equals or exceeds 20% of the number of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities, whichever is less, or

(iii)	the voting rights of the equity securities issued (without regard to any conditions on the rights to vote those securities and regardless of whether those securities are voted together or as a separate class) equals or exceeds 20% of the voting rights of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities, whichever is less.

For purposes of this clause (e), options, warrants and similar rights shall not be deemed issued until the underlying securities are issued. Convertible debt securities, depositary shares and other securities convertible into common or preferred securities shall be deemed issued upon payment of the purchase price for those securities, regardless of whether those securities have been converted or are then-eligible to be converted into common or preferred stock.